                   AMENDMENT AND CONDITIONAL WAIVER AGREEMENT

        THIS AMENDMENT AND CONDITIONAL WAIVER AGREEMENT (this "Agreement"), dated as of October 8, 2004, is by and between OMNI ENERGY SERVICES CORP., a Louisiana corporation (the "Company"), and each of the entities whose names appear on the signature pages hereof. Such entities are each referred to herein as an "Investor" and, collectively, as the "Investors".

                                 R E C I T A L S

        WHEREAS, pursuant to a Securities Purchase Agreement dated as of February 12, 2004 (the "First Securities Purchase Agreement"), the Company issued and sold to the Investors named therein 6.5% Convertible Debentures (the "First Debentures") and Warrants (the "First Warrants");

        WHEREAS, pursuant to a Securities Purchase Agreement dated as of April 15, 2004 (the "Second Securities Purchase Agreement", and together with the First Securities Purchase Agreement, the "Securities Purchase Agreements"), the Company issued and sold to the Investors named therein 6.5% Convertible Debentures (the "Second Debentures" and, collectively with the First Debentures, the "Debentures") and Warrants (the "Second Warrants" and, collectively with the First Warrants, the "Warrants");

        WHEREAS, as of the date hereof, the aggregate outstanding principal amount of the Debentures held by all of the Investors is $12,416,250, and the Company has requested each Investor to waive and modify certain of the repayment terms of the Debentures held by such Investor; and

        WHEREAS, in light of the foregoing, the parties hereto desire to enter into this Agreement to amend, modify and waive certain terms and conditions of the Securities Purchase Agreements and Debentures.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1. Incorporation of Recitals. The Company and each Investor acknowledge and agree that each of the recitals to this Agreement is true and correct in all respects, and that such recitals are hereby incorporated into and made a part of this Agreement.

2.      Conversion of Debentures; October Interest Payment.

        a. Conversion of Second Debentures. The Company and each Investor holding a Second Debenture hereby acknowledge and agree that, as of the date hereof, the Conversion Price (as defined in the Second Debentures) for such Second Debenture is $7.20 (subject to adjustment as provided therein); provided, however, that for purposes of the conversion contemplated in this Section 2 (and only for those amounts listed in this Section 2), the Conversion Price for the Second Debentures shall be $0.01. The Company agrees that it will convert a portion of the Second Debenture held by each Investor in an amount equal to the "Second Debenture Conversion Amount" set forth opposite such Investor's name in the table below. Each Investor agrees that the principal amount of each Investor's Second Debenture shall be reduced by the "Second Debenture Conversion Amount". The Company shall, on or prior to 5 p.m., New York City time, on October 11, 2004, deliver to each Investor a number of shares of registered Common Stock (the "Second Debenture Conversion Shares") equal to the Second Debenture Conversion Amount for such Investor divided by $0.01. The Company and each Investor holding a Second Debenture hereby acknowledge and agree that (i) the Conversion Price for the remaining Second Debentures shall not be adjusted for the conversions contemplated by this Section 2(a), and (ii) each Investor may convert all or any of its remaining Second Debentures, in whole or in part, at any time or from time to time, at a Conversion Price of $7.20 (as such Conversion Price may be adjusted in accordance with the terms of the Second Debentures). Except as otherwise provided in this Section 2, all of the provisions of the Second Debentures shall apply to the foregoing conversion, including, without limitation, the penalties and remedies available to such Investor for any Conversion Default (as defined in the Second Debentures) if and to the extent the Company fails to deliver the Second Debenture Conversion Shares on or prior to 5 p.m., New York City time, on October 11, 2004, which date shall be deemed to be the "Delivery Date" for the Second Debenture Conversion Shares, as such term is used in the Second Debentures.

                                                    Second Debenture      Second Debenture
                        Investor                    Conversion Amount    Conversion Shares
        -------------------------------------------------------------------------------------
        Manchester Securities Corp.                     $996.68               99,668
        -------------------------------------------------------------------------------------
        Portside Growth and Opportunity Fund            $498.34               49,834
        -------------------------------------------------------------------------------------
        Provident Premier Master Fund Ltd.              $498.34               49,834
        -------------------------------------------------------------------------------------
        Gemini Master Fund, Ltd.                          $6.64                  664
        -------------------------------------------------------------------------------------

        b. Conversion of First Debentures. The Company and each Investor holding a First Debenture hereby acknowledge and agree that (i) the Conversion Price for the First Debentures shall not be adjusted for the conversions contemplated by Section 2(a) of this Agreement, and (ii) each Investor may convert all or any of its First Debentures, in whole or in part, at any time or from time to time, at a Conversion Price of $7.15 (as such Conversion Price may be adjusted in accordance with the terms of the First Debentures).

        c. October Interest Payment. The Company acknowledges and agrees that it was required to make an interest payment to each Investor on October 1, 2004, and the aggregate amount of such interest payments is $203,422.40 (the "October Interest Payment"). The Company shall make the October Interest Payment payable to each Investor in full in cash on or prior to 5 p.m., New York City time, on October 18, 2004.

        3. October Put. The Company acknowledges and agrees that it was required to pay (but has not yet paid) a Put Amount (as defined in the Debentures) to each Investor on October 7, 2004 (the "October Put"), and the aggregate amount of the October Puts payable to all of the Investors is $1,316,865 plus accrued and unpaid interest. Each Investor hereby extends the payment date for its October Put to October 18, 2004, and the Company shall pay the October Put payable to such Investor in full on or prior to 5 p.m., New York City time, on October 18, 2004 (the "October Put Payment Deadline"). The Company shall pay the October Put entirely in cash or entirely in shares of Common Stock of the Company (the "October Put Payment Shares"), but shall not be permitted to pay the October Put in any combination of cash and stock. The Company shall, on or prior to 5 p.m., New York City time, on October 15, 2004, send written notice ("October Put Payment Notice") to each Investor stating whether it has elected pay the October Put in cash or stock. If the Company fails to send the October Put Payment Notice on or prior to 5 p.m., New York City time, on October 15, 2004, the Company shall be deemed to have elected to pay the October Put in stock. The Company shall be required to deliver the October Put Payment Shares or cash, as the case may be, to each Investor on or prior to the October Put Payment Deadline. If the Company elects to satisfy the October Put in stock, the number of October Put Payment Shares issuable to each Investor shall be equal to the number obtained by dividing (i) the amount of the October Put payable to such Investor by (ii) 87.5% of the VWAP (as defined in the Debentures) on October 15, 2004. Except as otherwise provided in this Section 3, all of the provisions of the Debentures shall apply to the foregoing put payment, including, without limitation, the penalties and remedies available to such Investor for any default by the Company to timely pay a Put Amount (as defined in the Debentures). The failure by the Company to make the October Put payment in full in cash or stock on or prior to the October Put Payment Deadline shall constitute an Event of Default (as defined in the Debentures). The payment of the October Put to each Investor shall (i) if made in cash, be made pursuant to the payment instructions previously provided by such Investor to the Company under its Debentures or as otherwise instructed by such Investor in accordance with its Debentures, and (ii) if made in stock, pursuant to Section 5(e) of the Debentures (for purposes thereof, October 18, 2004 shall be deemed to be the "Settlement Date" for the October Put Payment Shares).

        4. November Put. The Company acknowledges and agrees that it is required to pay a Put Amount to each Investor in November 2004 (the "November Put"), and the aggregate amount of the November Puts payable in cash (if the Company elects to pay cash) to all of the Investors is $1,316,865 plus accrued and unpaid interest. All of the provisions of the Debentures shall apply to the foregoing put payment, including, without limitation, the penalties and remedies available to such Investor for any default by the Company to timely pay a Put Amount. The failure by the Company to make the November Put payment in full in cash or stock in accordance with the terms of the Debentures shall constitute an Event of Default. The payment of the November Put to each Investor shall be made in accordance with the terms of the Debentures.

        5. Redemption of Debentures. The Company acknowledges and agrees that, upon the full and timely satisfaction of its obligations under Sections 2, 3 and 4 of this Agreement, the aggregate outstanding principal on all of the Debentures will be $9,780,500. The Company shall have the right (the "Redemption Right") to redeem for cash all (but not less than all) of the outstanding Debentures held by each Investor on or prior to 5 p.m.,

New York City time, on November 15, 2004, for an aggregate redemption price equal to the then outstanding principal of, and accrued and unpaid interest and penalties (if any) on, the Debentures held by such Investor. The Redemption Right may only be exercised for cash and may not be exercised for stock. In order to exercise its Redemption Right, the Company shall give each Investor not less than five (5) business days' written notice prior to the date that that the redemption shall be consummated (the "Redemption Date"); provided, however, that if an Investor gives the Company a Conversion Notice (as defined in the Debentures) at any time prior to the Redemption Date, the Company shall first effect the conversion requested in such Conversion Notice and, if such conversion is for less than all of the Debentures held by such Investor, the Company shall redeem the remaining Debentures in accordance with this Section 5 on the Redemption Date. The payment of the redemption price to each Investor shall be made pursuant to the payment instructions previously provided by such Investor to the Company under its Debentures or as otherwise instructed by such Investor in accordance with its Debentures. The Company shall have no right under this Section 5 to redeem all or any of the Debentures after 5 p.m., New York City time, on November 15, 2004, and all of the Debentures that remain outstanding after such time shall continue to remain in full force and effect in accordance with their terms. For avoidance of doubt, the Company's election not to exercise its Redemption Right shall not constitute an Event of Default under the Debentures.

        6. Waiver of Senior Debt Covenant; Mandatory Redemption. Notwithstanding anything to the contrary contained in Section 4.15 of the Securities Purchase Agreements, each Investor acknowledges and agrees that the Company may obtain financing and incur Debt (as defined in the Securities Purchase Agreements) senior to the Debentures only if, simultaneously with the closing of such financing, which may not occur after November 15, 2004, the Company redeems in cash all (but not less than all) of the then outstanding Debentures for an aggregate redemption price equal to the then outstanding principal of, and accrued and unpaid interest and penalties (if any) on, the Debentures. For the avoidance of doubt, the Company shall not be permitted to incur any Debt in violation of Section 4.15 of the Securities Purchase Agreements unless in connection and simultaneously with the incurrence of such Debt, the Company redeems all of the then outstanding Debentures in cash in accordance with the preceding sentence.

        7. Shareholder Meeting Waiver. Each Investor hereby waives the Company's failure to hold a shareholders meeting on or prior to September 30, 2004 to seek the Shareholder Approval (as defined in the Securities Purchase Agreements); provided, however, nothing in this Agreement shall be deemed to relieve the Company from its continuing obligations under Section 4.11 of the Securities Purchase Agreements to hold a shareholders meeting each quarter and use its best efforts to obtain the Shareholder Approval, including, without limitation, its obligation to hold a shareholders meeting for such purpose on or prior to December 31, 2004 if the Company has not redeemed all of the outstanding Debentures by December 31, 2004.

        8.      Reference to and Effect on Existing Agreements.

                a. Existing Documents Remain in Full Force and Effect. Except as expressly provided herein, the Securities Purchase Agreements, the Debentures, the Warrants, the Registration Rights Agreements (as defined in the Securities Purchase

Agreements), and the other documents contemplated thereby or delivered in connection therewith (collectively, the "Existing Documents") shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to: (i) waive or impair any rights, powers or remedies of any Investor under any of the Existing Documents; or (ii) constitute an agreement by any Investor or require any Investor to grant additional waivers, amendments, supplements or other modifications to any of the Existing Documents or extend the time for payment under any of the Existing Documents.

                b. Transaction Documents. This Agreement shall constitute one of the Transaction Documents (as such term is defined in the Securities Purchase Agreements).

                c. Conflicting Provisions. In the event of any inconsistency between the terms of this Agreement and any of the Existing Documents, this Agreement shall govern.

        9. Representations and Warranties. The Company hereby represents and warrants to each Investor as follows:

                a. No Defaults. As of the date hereof, except with respect the failure to hold the September 30, 2004 shareholders meeting, in anticipation of executing this Agreement, no Event of Default has occurred and is continuing, and there are no facts, circumstances or occurrences which, with the passing of time, could reasonably result in an Event of Default.

                b. Due Authorization. The Company has the power and has been duly authorized by all requisite action to execute and deliver this Agreement. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

                c. No Conflicts. The execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which the Company is subject; (ii) conflict with or result in a breach of the organizational documents of the Company or any material agreements to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of the Company.

                d. No Consents. No consent or authorization of, filing with or other act by or in respect of any governmental authority or any other party (including, without limitation, the Senior Lender (as defined in the Securities Purchase Agreements)) is required in connection with the execution, delivery or performance of this Agreement by the Company other than any such consent that has been obtained prior to the date hereof.

        10.     Miscellaneous.

                a. Disclosure. The Company shall: (i) on or before 5:00 p.m., New York City time, on Monday, October 11, 2004, issue a press release disclosing the material terms of this Agreement and the transactions contemplated by this Agreement (provided, that if the Company fails to timely issue such press release on or before such time, each Investor shall have the right to issue its own press release disclosing the material terms of this Agreement and the transactions contemplated by this Agreement) and
(ii) on or before 5:00 p.m., New York City time, on Tuesday, October 12, 2004, file with the Securities and Exchange Commission a Current Report on Form 8-K disclosing the material terms of this Agreement and the transactions contemplated hereby, including as an exhibit this Agreement; provided, however, that each Investor shall have a reasonable opportunity to review and comment on any such press release or Form 8-K prior to the issuance or filing thereof. Thereafter, the Company shall timely file any filings and notices required by the Securities and Exchange Commission or applicable law with respect to the transactions contemplated hereby.

                b. Release of Claims by the Company. The Company hereby acknowledges and agrees it does not have any defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the liability of the Company to satisfy in full all of its payment and other obligations under this Agreement and the Existing Documents or to seek affirmative relief or damages of any kind or nature from any Investor. The Company hereby voluntarily and knowingly releases and forever discharges each Investor and each Investor's predecessors, agents, employees, officers, directors, managers, partners, successors and assigns, from all possible claims, demands, actions, causes of action, damages, costs or expenses and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, originating in whole or in part on or before the date of this Agreement, which the Company may now or hereafter have against any Investor, or any Investor's predecessors, agents, employees, officers, directors, managers, partners, successors and assigns, in their capacities as such, and irrespective of whether any such claims arise out of contract, tort, violation of law or regulations or otherwise, including, without limitation, the exercise of any rights and remedies under the Existing Documents and negotiation and execution of this Agreement. The Company shall not make any public statements that contradict the foregoing or otherwise disparage any of the Investors.

                c. Release of Claims by each Investor. Upon (i) the Company's full and timely satisfaction of its obligations under Sections 2, 3 and 4 of this Agreement, (ii) the Company's redemption of all of the outstanding Debentures in accordance with Section 5 of this Agreement, and (iii) the absence of any Conversion Default which has not been cured (as defined in the Debentures) at the time each of the foregoing clauses (i) and (ii) is satisfied (the date on which each of clauses (i), (ii) and (iii) is satisfied is referred to herein as the "Completion Date"), each Investor will be deemed to voluntarily and knowingly release and forever discharge the Company and its predecessors, agents, employees, officers, directors, managers, partners, successors and assigns, from all possible claims, demands, actions, causes of action, damages, costs or expenses and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, originating in whole or in part on or before the Completion Date, which each Investor may then or thereafter have against the Company or any of its predecessors, agents, employees, officers, directors, managers, partners, successors and assigns, in their capacities as such, under the Debentures. On the Completion Date, no party shall have any liabilities, rights, duties or obligations to any other party (or its successors and assigns) under or in connection with the Debentures, and the Debentures will be null and void and of no further force or effect. No Investor shall make any public statements that contradict the foregoing or otherwise disparage the Company. Nothing in this Section 10(c) shall be construed to release or discharge any of the Company's liabilities or obligations to any of the Investors under any of the Existing Documents other than the Debentures.

                d. Expenses. The Company and each Investor shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement, provided, however, that on or prior to the date of this Agreement, the Company shall have paid $10,000 in immediately available funds to Gemini Investment Strategies, LLC.

                e. Future Compliance. In addition to, and not in limitation of, the terms and provisions of the Existing Documents, the Company covenants and agrees that it shall comply with all covenants, obligations and agreements in this Agreement and each of the Existing Documents.

                f. Further Assurances. The Company agrees to execute such other and further documents and instruments as an Investor may request to implement the provisions of this Agreement.

                g. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                h. Entire Agreement. This Agreement, together with the Existing Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.

                i. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

                j. Notices. Any notices with respect to this Agreement shall be given in the manner provided for in Section 6.9 of the Securities Purchase Agreements.

                k. Survival. All representations, warranties, covenants, agreements and undertakings by the Company contained herein shall survive the execution of this Agreement until the indefeasible payment, performance and satisfaction in full of the Company's obligations hereunder and under the Existing Documents.

                l. Amendments. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

                m. Non-Waiver. The failure of an Investor to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, or give rise to any estoppel against such Investor or any other Investor or excuse the Company from its obligations hereunder and under the Existing Documents.

                n. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                o. Section Headings. Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

                p. Governing Law; Jurisdiction; Service of Process. The governing law, jurisdictional, venue and service of process provisions set forth in Section 6.6 of the Securities Purchase Agreements shall apply to any suit, action or proceeding related to this Agreement.

                q. Independent Nature of Investors' Obligations and Rights. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        WITNESS WHEREOF, the Company and each Investor have caused this Agreement to be executed as of the date first above written.

OMNI ENERGY SERVICES CORP.


By:     /s/ G. Darcy Klug
        ---------------------
        Name: G. Darcy Klug
        Title: Executive Vice President


PROVIDENT PREMIER MASTER FUND LTD.


By:     /s/ Steven Winters
        ---------------------
        Steven Winters
        Attorney-in-Fact


PORTSIDE GROWTH AND OPPORTUNITY FUND


By:     /s/ Jeffery Smith
        ---------------------
        Name: Jeffery Smith
        Title: Authorized Signatory


MANCHESTER SECURITIES CORP.


By:     /s/ Elliot Greenberg
        ------------------------
        Name: Elliot Greenberg
        Title: Vice-President


GEMINI MASTER FUND, LTD.

By:     Gemini Investment Strategies, LLC, as Investment Manager

        By:    /s/ Steven Winters
               ---------------------
               Steven Winters
               Authorized Signatory